For Immediate Release

Syniverse Agrees to Acquire Aicent

Acquisition anticipated to expand Syniverse’s global communications network, driving increased service and value to customers

TAMPA, Fla. - May 13, 2014 - Syniverse, a leading provider of mobility solutions, announced today that it has signed a definitive agreement to acquire Aicent. The proposed acquisition is expected to expand Syniverse’s global communications network, drive increased service and value to customers through real-time intelligence, and extend the company’s global reach to mobile subscribers, enterprises and mobile operators in Asia. Aicent is being acquired for cash consideration of approximately $290 million. The acquisition is subject to closing conditions, including receipt of regulatory approvals.

“The proposed acquisition is an important, strategic move for Syniverse, which we expect will give us the added reach to deliver the future potential of LTE in today’s expanding mobile ecosystem,” said Jeff Gordon, President and CEO, Syniverse. “In particular, the increased direct connections we gain as part of this transaction will make it possible to deliver on the promise of mobile context via an expanded footprint for the exchange of real-time information. Our combined global network will deliver mobile service providers around the world the connectivity they need to enable their customers to use services how they want, when they want, where they want.”

Aicent will bring to Syniverse connectivity, roaming and interworking solutions that will ultimately enable Syniverse’s customers to deliver enhanced mobile experiences based on end-user mobile context. In particular, Aicent’s cloud-based analytic tools that dynamically monitor end-to-end customer experience and quality of service will enhance Syniverse’s real-time intelligence solutions. The combination of Syniverse’s and Aicent’s policy-related solutions will improve the time to market of a realized mobile-context delivery solution - enabling subscribers to interact within their mobile context in real time.

Moreover, Syniverse will gain additional footprint with direct connects to support its application-to-person (A2P) business, enhancing direct reach outside North America to the company’s growing list of more than 550 multinational enterprise customers.

“Not only do we increase our reach as LTE leaders while adding a robust, complementary product portfolio, but we also gain employees who bring strong relationships, experience and substantial tenure across the mobile and telecommunications services markets,” Gordon said. “Our customers are our top priority, and this transaction also delivers increased in-region technology development and customer support. Upon approval and close, we will use our track record of numerous successful M&A integrations to ensure a seamless transition for our customers.”

Aicent President and CEO Marc Zionts said the acquisition is a good fit that will positively benefit end users and the mobile ecosystem worldwide.

“Syniverse’s core principles are directly aligned with those of Aicent, as we’ve both built reputations for dedication to customer focus, operational excellence, continuous improvement and growth generation,” Zionts said. “We’re both fiercely dedicated to serving our customers and delivering innovation. We look forward to making mobile work together.”

Debevoise & Plimpton acted as legal advisers to Syniverse in connection with the transaction.

About Syniverse
Syniverse makes mobile work for the entire mobile ecosystem, including more than 1,500 mobile service providers, enterprises, ISPs and app providers in nearly 200 countries and territories. We deliver innovative cloud-based solutions that ensure superior end-user experiences through always-on services and real-time engagement. For more than 25 years, Syniverse has been simplifying complexity to deliver the promise of mobility - a simple, interoperable experience, anytime, anywhere. For more information, visit www.syniverse.com, follow Syniverse on Twitter or connect with Syniverse on Facebook.

About Aicent
Founded in 2000, Aicent, Inc., a TL9000 certified organization, is the world’s largest multi-service IPX provider of data network services and solutions connecting to over 200 global mobile operators, including the world’s ten largest. Through extensive partnerships and peering arrangements, Aicent’s network reaches all 2G, 3G and 4G operators, including more than 60 global mobile operators supporting LTE roaming, allowing mobile subscribers to roam seamlessly between international operator networks. The company's roaming hub supports integrated mobile messaging and value added services such as Roaming Intelligence Suite and Roaming Control Center, designed to help carriers maximize roaming and inter-carrier service revenue and profitability. For more information, visit http://www.aicent.com.

For more information, contact:

Bobby Eagle
Syniverse Public Relations
+1 813.637.5050
bobby.eagle@syniverse.com